Exhibit 99.1

For Immediate Release	Contact Information
Friday, July 30, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Webcast 9th Oil & Gas Presentation

SAN ANTONIO - July 30, 2004 - The Exploration Company (NASDAQ: TXCO) will webcast its presentation at the 9th annual Oil & Gas Conference in Denver scheduled for Monday, Aug. 2.

     Vice President-Capital Markets Roberto R. Thomae will give an update on TXCO's Maverick Basin growth strategy and 2004 drilling program to institutional investors and securities analysts attending the conference. The presentation will be webcast on a delayed basis and will be available Monday afternoon, Aug. 2, on the Internet at TXCO's web site, www.txco.com, and the conference web site, www.theoilandgasconference.com. The presentation will be posted on both Web sites for 30 days.

     The conference - hosted by EnerCom Inc.; American Stock Exchange; Calyon Corporate Investment Bank; Netherland, Sewell & Associates; Rivington Capital Advisors LLC; Sterne, Agee & Leach Inc.; and First Albany Capital Inc. - is expected to draw more than 1,000 attendees from institutions, investment banks, commercial banks and the energy industry.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

    More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended March 31, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

- 30 -